Exhibit 99.1

VERSUS SYSTEMS INC. NAMES LUIS GOLDNER AS CHIEF EXECUTIVE OFFICER

FOR IMMEDIATE RELEASE

Vancouver, British Columbia, Oct. 25, 2024 - Versus Systems Inc. (NASDAQ: VS) (the “Company”) announces the appointment of Luis Goldner as Chief Executive Officer, effective immediately. Mr. Goldner succeeds Curtis Wolfe, who served as interim CEO and provided invaluable guidance during the transitional period. Mr. Goldner is a member of the Board of Directors of Versus Systems. Mr. Goldner also serves as a member of the Board of Directors of ASPIS Cyber Technologies, Inc., an affiliate of the largest shareholder of Versus Systems.

Mr. Goldner brings extensive experience to Versus Systems, having previously served as Chief Executive Officer of Intralot do Brazil, a publicly-listed global leader in the gaming sector, and Chief Executive Officer of Trust Impressores, a subsidiary of Oberthur Group, a leader in high-security printing, specializing in the production of banknotes, security paper, credit cards, secured documents and their associated services.

Mr. Goldner also served as Chief Operating Officer and as a Member of the Board of Directors of ICARO Media Group, Inc., a provider of AI-powered media technology for telecommunications and media broadcast companies.

With over 16 years in executive management experience in the private and public sectors, Mr. Goldner was instrumental in establishing Smart Card technology in Brazil and growing Intralot do Brazil into one of the country’s leading lottery operators.

“I am excited to take on this role at Versus Systems,” said Mr. Goldner. “I look forward to collaborating with our talented team to drive innovation and create value for our stakeholders.”

About Versus Systems

Versus Systems, Inc. has developed a proprietary in-game prizing and promotions engine that allows game developers and publishers to offer real-world rewards inside their games. Players can choose from a variety of rewards that match their interests, including merchandise, events, and digital goods. Versus Systems is headquartered in Los Angeles, California.

For more information, please visit www.versussystems.com.

For media inquiries, please contact:

Cody Slach, Gateway Group, Inc.

949-574-3860

IR@versussystems.com or

press@versussystems.com

Forward-Looking Statements

This news release contains “forward-looking statements”. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, outlook, expectations or intentions regarding the future. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. You should not place undue reliance on forward-looking statements and it is important to note that actual outcomes and the Company’s actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Readers should refer to the risk disclosures outlined in the Company’s quarterly reports on Form 10-Q, the Company’s annual reports on Form 10-K, and the Company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission at www.sec.gov and the Company’s interim and annual filings and other disclosure documents filed in Canada from time-to-time under the Company’s profile on SEDAR+ at https://www.sedarplus.ca.